Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2024 results
8% year-over-year increase in home closings and record 145% backlog conversion
SCOTTSDALE, Ariz., October 29, 2024 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported third quarter results for the period ended September 30, 2024.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Chg	2024	2023	% Chg
Homes closed (units)	3,942	3,638	8%	11,567	10,025	15%
Home closing revenue	$1,585,784	$1,610,317	(2)%	$4,745,618	$4,415,261	7%
Average sales price — closings	$402	$443	(9)%	$410	$440	(7)%
Home orders (units)	3,512	3,474	1%	11,302	10,301	10%
Home order value	$1,425,610	$1,495,542	(5)%	$4,630,261	$4,477,148	3%
Average sales price — orders	$406	$430	(6)%	$410	$435	(6)%
Ending backlog (units)				2,284	3,608	(37)%
Ending backlog value				$931,656	$1,558,637	(40)%
Average sales price — backlog				$408	$432	(6)%
Earnings before income taxes	$249,932	$285,734	(13)%	$781,308	$690,561	13%
Net earnings	$195,966	$221,760	(12)%	$613,537	$539,897	14%
Diluted EPS	$5.34	$5.98	(11)%	$16.72	$14.55	15%

MANAGEMENT COMMENTS
"Our solid third quarter 2024 results reflected the pivot in our strategy to affordable, quick-turning move-in ready homes, which generated $1.6 billion of home closing revenue and our highest third quarter closing volume," said Steven J. Hilton, executive chairman of Meritage Homes. "Our rate buy-down offerings in July and August and the pull back in mortgage rates in September all contributed to order volume that slightly outpaced traditional seasonality, aiding us to achieve orders totaling 3,512 homes this quarter with average monthly absorptions of 4.1. Although the mortgage rate market remains volatile, we believe that the expectation of lower rates over the next several quarters and the ongoing combination of favorable demographics and an undersupply of homes will be constructive for homebuyer demand and will enable us to keep growing our market share."

"With nearly 45% of this quarter's closings also sold this quarter, our backlog conversion rate was a company-record 145%," added Phillippe Lord, chief executive officer of Meritage Homes. "Our 3,942 deliveries this quarter combined with home closing gross margin of 24.8% and SG&A leverage of 9.9% contributed to diluted EPS of $5.34. We increased our book value per share 15% year-over-year to $139.02 and generated a return on equity of 17.2% as of September 30, 2024."*

“Our capital allocation in the third quarter of 2024 continued to focus on both investing in growth and returning cash to shareholders. Our land acquisition and development spend totaled $659.4 million this quarter, as we put nearly 7,800 net new lots under control. We also spent a combined $57.1 million on cash dividends and share repurchases," concluded Mr. Lord. "At September 30, 2024, our balance sheet remained strong, with ample liquidity and nothing drawn under our revolving credit facility. We ended the quarter with cash of $831.6 million and a net debt-to-capital ratio of 8.8%."

THIRD QUARTER RESULTS

•Orders of 3,512 homes for the third quarter of 2024 slightly increased 1% year-over-year with both average community count and average absorption pace relatively consistent across the third quarter periods in 2024 and 2023. Third quarter 2024 average sales price ("ASP") on orders of $406,000 was down 6% from the third quarter of 2023 due to product and geographic mix shift as well as increased financing incentive costs. Entry-level represented 92% of third quarter 2024 sales orders, compared to 88% in the prior year.

•The 2% year-over-year decrease in home closing revenue in the third quarter of 2024 to $1.6 billion was the result of 8% higher home closing volume offset by a 9% decrease in ASP on closings due to product and geographic mix. Third quarter 2024 closing ASP reflected higher utilization of financing incentives compared to prior year, although the per-home financing incentive cost was lower. Entry-level represented 93% of third quarter 2024 home closings, compared to 86% in the prior year.

•Home closing gross margin of 24.8% decreased 190 bps in the third quarter of 2024 from 26.7% in the prior year due to higher lot costs, increased utilization of financing incentives and less leverage of fixed costs on lower home closing revenue, which were partially offset by cost savings and shorter construction cycle times.

•The financial services profit of $3.1 million included $3.0 million in write-offs related to rate lock unwind costs in the third quarter of 2024. The financial services profit of $5.7 million in the third quarter of 2023 had no similar write-offs.

•Selling, general and administrative expenses ("SG&A") as a percentage of third quarter 2024 home closing revenue of 9.9% improved from 10.1% in the third quarter of 2023, due primarily to lower performance-based compensation costs.

•In the third quarter of 2023, we recognized a loss on early extinguishment of debt of $0.9 million in connection with the $150.0 million partial redemption of our 6.00% senior notes due 2025 (the "2025 Notes"). There were no such redemptions in the third quarter of 2024.

•The third quarter effective income tax rate was 21.6% in 2024 compared to 22.4% in 2023. The Company's tax rates in both periods benefited from earned eligible energy tax credits on qualifying homes under the Inflation Reduction Act ("IRA").

•Net earnings were $196.0 million ($5.34 per diluted share) for the third quarter of 2024, a 12% decrease from $221.8 million ($5.98 per diluted share) for the third quarter of 2023, mainly resulting from lower home closing revenue and gross profit.

YEAR TO DATE RESULTS

•Total sales orders for the first nine months of 2024 increased 10% over the prior year, driven entirely by a 10% increase in average absorption pace compared to the first nine months of 2023.

•Home closing revenue increased 7% in the first nine months of 2024 to $4.7 billion, reflecting a 15% increase in home closing volume that was partially offset by a 7% decrease in ASP on closings due to product and geographic mix. ASP on closings for the first nine months of 2024 reflected greater utilization of financing incentives compared to prior year, although the per-home financing incentive cost was lower.

•Home closing gross margin improved 80 bps to 25.5% in the first nine months of 2024 from 24.7% in the prior year, primarily resulting from lower direct costs, greater leverage of fixed costs on higher home closing revenue and shorter construction cycle times, which were partially offset by higher lot cost.

•The financial services profit of $7.2 million included $10.9 million in write-offs related to rate lock unwind costs in the first nine months of 2024. This compared to financial services profit of $6.1 million in the first nine months of 2023 that had $9.8 million in similar write-offs.

•SG&A expenses of 9.8% of home closing revenue improved from 10.0% in the prior year due to greater leverage on higher home closing revenue and lower performance-based compensation costs.

•In the first nine months of 2024, other income, net totaled $31.2 million, compared to $35.0 million in the prior year, mainly as a result of less interest income earned on a lower cash balance.

•In the first nine months of 2024, we recognized a loss on early extinguishment of debt of $0.6 million in connection with the $250.0 million redemption of the 2025 Notes. In the first nine months of 2023, we recognized a loss on early extinguishment of debt of $0.9 million in connection with the $150.0 million partial redemption of the 2025 Notes.

•The effective tax rate for the first nine months of 2024 and 2023 was 21.5% and 21.8%, respectively. The Company's tax rates in both periods benefited from earned eligible energy tax credits on qualifying homes under the IRA.

•Net earnings were $613.5 million ($16.72 per diluted share) for the first nine months of 2024, a 14% increase from $539.9 million ($14.55 per diluted share) for the first nine months of 2023, primarily reflecting higher home closing revenue and gross profit, as well as lower SG&A as a percentage of home closing revenue.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at September 30, 2024 totaled $831.6 million, compared to $921.2 million at December 31, 2023.
•Land acquisition and development spend totaled $659.4 million for the third quarter of 2024, compared to $537.2 million for the third quarter of 2023.
•Approximately 74,800 lots were owned or controlled as of September 30, 2024, compared to approximately 60,700 total lots as of September 30, 2023. Nearly 7,800 net new lots were added in the third quarter of 2024, representing an estimated 48 future communities.
•Third quarter 2024 ending community count was 278 compared to 287 at June 30, 2024 and 272 at September 30, 2023.
•Debt-to-capital and net debt-to-capital ratios were 20.7% and 8.8%, respectively, at September 30, 2024, which compared to 17.9% and 1.9%, respectively, at December 31, 2023.
•The Company declared and paid quarterly cash dividends of $0.75 per share totaling $27.1 million in the third quarter of 2024, up from $0.27 per share totaling $9.8 million in the third quarter of 2023. Year-to-date dividends paid were $81.6 million and $29.7 million in 2024 and 2023, respectively.
•During the third quarter of 2024, the Company repurchased 151,220 shares of stock, or 0.4% of shares outstanding at the beginning of the quarter, for $30.0 million. For the first nine months of 2024, the Company repurchased 513,639 shares of stock, or 1.4% of shares outstanding at the beginning of the year, for a total of

$85.9 million. As of September 30, 2024, $99.1 million remained available to repurchase under the authorized share repurchase program.

GUIDANCE
The Company is providing the following guidance for the fourth quarter of 2024, based on year to date results and current market conditions:

Fourth Quarter 2024
Home closing volume	3,750-3,950 units
Home closing revenue	$1.50-1.59 billion
Home closing gross margin	22.5-23.5%
Effective tax rate	Approximately 22.5%
Diluted EPS	$4.10-4.60

CONFERENCE CALL
Management will host a conference call to discuss its third quarter 2024 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Wednesday, October 30, 2024. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average total stockholders' equity for the trailing five quarters. The Company's book value per share is calculated as total stockholders' equity as of the last day of the period divided by the shares outstanding as of the last day of the period.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2024	2023	Change $	Change %
Homebuilding:
Home closing revenue	$1,585,784	$1,610,317	$(24,533)	(2)%
Land closing revenue	2,665	2,783	(118)	(4)%
Total closing revenue	1,588,449	1,613,100	(24,651)	(2)%
Cost of home closings	(1,193,219)	(1,180,742)	12,477	1%
Cost of land closings	(1,985)	(2,535)	(550)	(22)%
Total cost of closings	(1,195,204)	(1,183,277)	11,927	1%
Home closing gross profit	392,565	429,575	(37,010)	(9)%
Land closing gross profit	680	248	432	174%
Total closing gross profit	393,245	429,823	(36,578)	(9)%
Financial Services:
Revenue	8,070	6,109	1,961	32%
Expense	(3,706)	(2,871)	835	29%
(Loss)/earnings from financial services unconsolidated entities and other, net	(1,263)	2,462	(3,725)	(151)%
Financial services profit	3,101	5,700	(2,599)	(46)%
Commissions and other sales costs	(97,898)	(99,122)	(1,224)	(1)%
General and administrative expenses	(59,198)	(63,091)	(3,893)	(6)%
Interest expense	—	—	—	—%
Other income, net	10,682	13,331	(2,649)	(20)%
Loss on early extinguishment of debt	—	(907)	(907)	n/a
Earnings before income taxes	249,932	285,734	(35,802)	(13)%
Provision for income taxes	(53,966)	(63,974)	(10,008)	(16)%
Net earnings	$195,966	$221,760	$(25,794)	(12)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$5.41	$6.06	$(0.65)	(11)%
Weighted average shares outstanding	36,226	36,603	(377)	(1)%
Diluted
Earnings per common share	$5.34	$5.98	$(0.64)	(11)%
Weighted average shares outstanding	36,669	37,078	(409)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023	Change $	Change %
Homebuilding:
Home closing revenue	$4,745,618	$4,415,261	$330,357	7%
Land closing revenue	4,970	44,547	(39,577)	(89)%
Total closing revenue	4,750,588	4,459,808	290,780	7%
Cost of home closings	(3,535,589)	(3,326,245)	209,344	6%
Cost of land closings	(4,283)	(42,682)	(38,399)	(90)%
Total cost of closings	(3,539,872)	(3,368,927)	170,945	5%
Home closing gross profit	1,210,029	1,089,016	121,013	11%
Land closing gross profit	687	1,865	(1,178)	(63)%
Total closing gross profit	1,210,716	1,090,881	119,835	11%
Financial Services:
Revenue	22,734	18,050	4,684	26%
Expense	(10,633)	(8,910)	1,723	19%
Loss from financial services unconsolidated entities and other, net	(4,853)	(3,074)	1,779	58%
Financial services profit	7,248	6,066	1,182	19%
Commissions and other sales costs	(304,113)	(277,766)	26,347	9%
General and administrative expenses	(163,114)	(162,750)	364	—%
Interest expense	—	—	—	—%
Other income, net	31,202	35,037	(3,835)	(11)%
Loss on early extinguishment of debt	(631)	(907)	(276)	(30)%
Earnings before income taxes	781,308	690,561	90,747	13%
Provision for income taxes	(167,771)	(150,664)	17,107	11%
Net earnings	$613,537	$539,897	$73,640	14%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$16.91	$14.72	$2.19	15%
Weighted average shares outstanding	36,286	36,677	(391)	(1)%
Diluted
Earnings per common share	$16.72	$14.55	$2.17	15%
Weighted average shares outstanding	36,701	37,109	(408)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$831,559	$921,227
Other receivables	286,939	266,972
Real estate (1)	5,457,103	4,721,291
Deposits on real estate under option or contract	207,461	111,364
Investments in unconsolidated entities	18,217	17,170
Property and equipment, net	47,231	48,953
Deferred tax asset, net	51,146	47,573
Prepaids, other assets and goodwill	203,796	218,584
Total assets	$7,103,452	$6,353,134
Liabilities:
Accounts payable	$287,403	$271,650
Accrued liabilities	439,871	424,764
Home sale deposits	32,133	36,605
Loans payable and other borrowings	9,306	13,526
Senior and convertible senior notes, net	1,304,949	994,689
Total liabilities	2,073,662	1,741,234
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 36,179,602 and 36,425,037 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	362	364
Additional paid-in capital	176,929	290,955
Retained earnings	4,852,499	4,320,581
Total stockholders’ equity	5,029,790	4,611,900
Total liabilities and stockholders’ equity	$7,103,452	$6,353,134
(1) Real estate – Allocated costs:
Homes under contract under construction	$719,430	$704,206
Unsold homes, completed and under construction	1,599,921	1,260,855
Model homes	114,079	118,252
Finished home sites and home sites under development	3,023,673	2,637,978
Total real estate	$5,457,103	$4,721,291

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net earnings	$613,537	$539,897
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	19,358	17,576
Stock-based compensation	19,305	16,557
Loss on early extinguishment of debt	631	907
Equity in earnings from unconsolidated entities	(3,925)	(4,651)
Distribution of earnings from unconsolidated entities	4,005	5,158
Other	15,093	1,408
Changes in assets and liabilities:
Increase in real estate	(723,835)	(137,543)
Increase in deposits on real estate under option or contract	(96,404)	(17,027)
Decrease/(increase) in other receivables, prepaids and other assets	7,307	(9,447)
Increase in accounts payable and accrued liabilities	21,387	37,085
(Decrease)/increase in home sale deposits	(4,472)	10,172
Net cash (used in)/provided by operating activities	(128,013)	460,092
Cash flows from investing activities:
Investments in unconsolidated entities	(10,442)	(3,859)
Distributions of capital from unconsolidated entities	—	43
Purchases of property and equipment	(21,174)	(31,221)
Proceeds from sales of property and equipment	179	334
Maturities/sales of investments and securities	750	750
Payments to purchase investments and securities	(750)	(750)
Net cash used in investing activities	(31,437)	(34,703)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(7,850)	(2,616)
Repayment of senior notes	(250,695)	(150,884)
Proceeds from issuance of convertible senior notes	575,000	—
Payment of debt issuance costs	(17,332)	—
Purchase of capped calls related to issuance of convertible senior notes	(61,790)	—
Dividends paid	(81,619)	(29,695)
Repurchase of shares	(85,932)	(55,000)
Net cash provided by/(used in) financing activities	69,782	(238,195)
Net (decrease)/increase in cash and cash equivalents	(89,668)	187,194
Beginning cash and cash equivalents	921,227	861,561
Ending cash and cash equivalents	$831,559	$1,048,755

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Texas
•East: Florida, Georgia, North Carolina, South Carolina, and Tennessee

	Three Months Ended September 30,
	2024		2023
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,220	$594,509	1,172	$606,833
Central Region	1,174	416,802	1,102	452,687
East Region	1,548	574,473	1,364	550,797
Total	3,942	$1,585,784	3,638	$1,610,317
Homes Ordered:
West Region	1,067	$521,029	985	$521,049
Central Region	1,031	366,524	1,099	425,165
East Region	1,414	538,057	1,390	549,328
Total	3,512	$1,425,610	3,474	$1,495,542

	Nine Months Ended September 30,
	2024		2023
	Homes	Value	Homes	Value
Homes Closed:
West Region	3,499	$1,732,978	2,954	$1,543,372
Central Region	3,606	1,303,547	3,244	1,334,368
East Region	4,462	1,709,093	3,827	1,537,521
Total	11,567	$4,745,618	10,025	$4,415,261
Homes Ordered:
West Region	3,351	$1,659,130	3,261	$1,672,310
Central Region	3,441	1,248,561	3,237	1,286,063
East Region	4,510	1,722,570	3,803	1,518,775
Total	11,302	4,630,261	10,301	4,477,148
Order Backlog:
West Region	598	$286,336	1,179	$579,787
Central Region	603	223,865	956	370,279
East Region	1,083	421,455	1,473	608,571
Total	2,284	$931,656	3,608	$1,558,637

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	86	85.5	84	91.0	86	83.2	84	93.1
Central Region	72	74.0	82	82.0	72	79.2	82	81.8
East Region	120	123.0	106	108.5	120	115.7	106	103.5
Total	278	282.5	272	281.5	278	278.1	272	278.4

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Depreciation and amortization	$6,546	$6,380	$19,358	$17,576

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$54,327	$61,078	$54,516	$60,169
Interest incurred	12,752	14,740	40,004	44,914
Interest expensed	—	—	—	—
Interest amortized to cost of home and land closings	(13,348)	(17,342)	(40,789)	(46,607)
Capitalized interest, end of period	$53,731	$58,476	$53,731	$58,476

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	September 30, 2024	December 31, 2023
Senior and convertible senior notes, net, loans payable and other borrowings	$1,314,255	$1,008,215
Stockholders' equity	5,029,790	4,611,900
Total capital	$6,344,045	$5,620,115
Debt-to-capital	20.7%	17.9%

Senior and convertible senior notes, net, loans payable and other borrowings	$1,314,255	$1,008,215
Less: cash and cash equivalents	(831,559)	(921,227)
Net debt	$482,696	$86,988
Stockholders’ equity	5,029,790	4,611,900
Total net capital	$5,512,486	$4,698,888
Net debt-to-capital (1)	8.8%	1.9%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage has delivered over 190,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our ability to increase our market share and our fourth quarter 2024 projected home closing volume, home closing revenue, home closing gross margin, effective tax rate and diluted EPS.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; shortages in the availability and cost of subcontract labor; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2023 and our Form 10-Q for subsequent quarters under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.